Exhibit 5.1

O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, NY 10036	T: +1 212 326-2000 F: +1 212 326-2061 omm.com	File Number: 0255997.00003

September 26, 2023

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, California 902489

Re:	At-the-Market Offering of up to $90,000,000 of Common Stock of Faraday Future Intelligent Electric Inc.

Ladies and Gentlemen:

We have acted as special counsel to Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company, pursuant to the sales agreement, dated September 26, 2023, between the Company and Stifel, Nicolaus & Company, Incorporated, B. Riley Securities, Inc., Wedbush Securities Inc., Maxim Group LLC and A.G.P./Alliance Global Partners, as sales agents, of shares of the Company’s Class A common stock, par value $0.0001 per share, having an aggregate offering price of up to $90,000,000 (the “Shares”), under the prospectus supplement, dated September 26, 2023, to the prospectus, dated June 28, 2023 (the “Prospectus Supplement”). The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-272745) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 16, 2023 and declared effective by the Commission on June 28, 2023.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We have also assumed that the Shares, when issued, will be issued in accordance with and not in violation of any terms and conditions established by the Board of Directors or any committee thereof in the resolutions adopted by the Board of Directors or any such committee thereof with respect to the issuance of the Shares (such approvals are referred to hereinafter as the “Corporate Approvals”).

Based on this examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares pursuant to the terms of the Agreement and in accordance with the Corporate Approvals, the Shares will be validly issued, fully paid and non-assessable.

Austin ● Century City ● Dallas ● Los Angeles ● Houston ● Newport Beach ● New York ● San Francisco ● Silicon Valley ● Washington, DC
Beijing ● Brussels ● Hong Kong ● London ● Seoul ● Shanghai ● Singapore ● Tokyo

The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O'Melveny & Myers LLP